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                                                                    Exhibit 99.1



                          ENTERCOM COMMUNICATIONS CORP.
                    SIGNS DEFINITIVE ASSET PURCHASE AGREEMENT
                       WITH SINCLAIR BROADCAST GROUP, INC.



(Bala Cynwyd, PA. August 18, 1999) Entercom Communications Corp. today announced the completion of a definitive agreement to purchase 46 radio stations and 300,000 shares of stock in USA Digital Radio, Inc. from Sinclair Broadcast Group, Inc for $824.5 million. The definitive agreement reflects the previous July 26, 1999, announcement by the parties of a letter of intent for Entercom to purchase 43 stations and 300,000 shares of stock in USA Digital Radio, Inc. from Sinclair plus a subsequent agreement to purchase an additional three AM radio stations in Greenville/Spartanburg, SC from Sinclair for $3 million. Completion of this transaction is subject to approval of the Federal Communications Commission and other governmental agencies.

The definitive agreement covers 46 stations (16 AM and 30 FM) in nine markets including Kansas City, Milwaukee, New Orleans, Memphis, Buffalo, Norfolk, Greensboro/Winston- Salem/High Point, Greenville/Spartanburg and Scranton/Wilkes-Barre. Seven of the nine markets rank among the top 50 markets in the United States. Three Kansas City radio stations will be required to be sold or exchanged in order to meet regulatory requirements limiting the number of stations Entercom may own in this market. Entercom currently owns seven stations in the Kansas City market and will be limited to a total of eight.

Upon completion of the acquisition, Entercom will become the fifth largest radio broadcasting company in the United States based on 1998 proforma revenues.



Contact:    Steve Fisher
            Senior Vice President & CFO
            610 660 5647